                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                        HEALTH MANAGEMENT SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                        HEALTH MANAGEMENT SYSTEMS, INC.
                             401 PARK AVENUE SOUTH
                                NEW YORK, NEW YORK 10016

           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 4, 1997

     The Annual Meeting of Shareholders of Health Management Systems, Inc. (the "Company") will be held at the offices of the Company, 401 Park Avenue South, New York, New York, on March 4, 1997 at 11:00 a.m., Eastern Standard Time, for the following purposes:

     1. To elect two directors to serve one-year terms expiring at the annual meeting in 1998 and to elect four directors to serve for two-year terms expiring at the annual meeting in 1999 and until their successors are elected and qualified;

     2. To consider and take action on the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent certified public accountants for 1997; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on January 15, 1997 will be entitled to receive notice of and to vote at the meeting.

     Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend, WE URGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND THEN COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. It is important that your shares be represented at the meeting by virtue of your executed proxies should you be unable to attend the meeting in person. Your promptness in responding will assist us to prepare for the meeting and to avoid the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.

                                          Sincerely,

                                          LOGO
                                          Laurence B. Simon
                                          Secretary
January 30, 1997

                        HEALTH MANAGEMENT SYSTEMS, INC.
                             401 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10016

                                PROXY STATEMENT

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 4, 1997

                              GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of Health Management Systems, Inc., a New York corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at its Annual Meeting of Shareholders (the "Meeting"). The Meeting is scheduled to be held on Tuesday, March 4, 1997, at 11:00 a.m., Eastern Standard Time, at the offices of the Company, 401 Park Avenue South, New York, New York, and at any adjournments thereof. It is anticipated that the mailing to shareholders of this Proxy Statement and the enclosed form of proxy will commence on or about January 30, 1997.

     At the Meeting, shareholders will be asked to vote upon: (1) the election of six directors; (2) ratification of the selection of independent certified public accountants for 1997; and (3) such other business as may properly come before the Meeting and at any adjournments thereof.

VOTING RIGHTS AND VOTES REQUIRED

     The close of business on January 15, 1997 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, the Company had outstanding and entitled to vote 17,582,442 shares of common stock, par value $0.01 per share (the "Common Stock").

     A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held.

     Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The six candidates receiving the highest number of votes will be elected. In tabulating the votes, votes withheld in connection with the election of one or more nominees and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote thereat will be required to ratify the selection of the Company's independent certified public accountants and to adopt any shareholder proposal duly presented at the Meeting. In determining whether these proposals have received the requisite number of affirmative votes, abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

VOTING OF PROXIES

     If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Meeting as specified in the proxy. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under "Election of Directors" and FOR the ratification of the selection of independent certified public accountants.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised by written notice to the Secretary of the Company, by timely notice of a properly executed proxy bearing a later date delivered to the Company, or by voting in person at the Meeting.

SOLICITATION OF PROXIES

     The Company will bear the cost of this solicitation, including amounts paid to banks, brokers, and other record owners to reimburse them for their expenses in forwarding solicitation material regarding the Meeting to beneficial owners of Common Stock. The solicitation will be by mail, with the material being forwarded to the shareholders of record and certain other beneficial owners of Common Stock by the Company's officers and other regular employees (at no additional compensation). Such officers and employees may also solicit proxies from shareholders by personal contact, by telephone, or by other means if necessary in order to assure sufficient representation at the Meeting.

     ChaseMellon Shareholder Services, L.L.C. has been retained to receive and tabulate proxies and to provide representatives to act as inspectors of election for the Meeting.

STOCK DIVIDEND

     Unless otherwise indicated, all information in this Proxy Statement has been adjusted to give effect to a three-for-two stock split (in the form of a 50% stock dividend), distributed on December 29, 1995 to all shareholders of record as of December 15, 1995.

                      MATTERS SUBJECT TO SHAREHOLDER VOTE

1.  ELECTION OF DIRECTORS

     Pursuant to the Company's by-laws, the Board of Directors of the Company is currently divided into two classes, with one class standing for election each year for two-year terms. The terms of five directors, including two directors elected in 1996 to replace two directors who resigned during the year, will expire at the Meeting. In addition during 1996, the Board was expanded to eight directors, creating one vacancy to be filled at the Meeting. Accordingly, the terms of two of the six nominees listed below, if elected at the Meeting, will expire at the 1998 annual meeting and the terms of four of the six nominees will expire at the 1999 annual meeting. The terms of the other current directors listed below will expire at the 1998 annual meeting.

     The two persons designated by the Board of Directors as nominees for election as directors with terms expiring at the 1998 annual meeting are Robert
V. Nagelhout and Donald J. Staffa. The four persons designated by the Board of Directors as nominees for election as directors with terms expiring at the 1999 annual meeting are Paul J. Kerz, William W. Neal, Ellen A. Rudnick, and Richard
H. Stowe.

     Unless a contrary direction is indicated, it is intended that proxies received will be voted for the election as directors of the six nominees, two nominees to serve for one-year terms expiring at the 1998 annual meeting, and four nominees to serve for two-year terms expiring at the 1999 annual meeting, and in each case until their successors are elected and qualified. In the event any nominee for director declines or is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors. The Board of Directors expects that each nominee named in the following table will be available for election.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

                                              POSITION WITH THE COMPANY               SERVED AS
              NAME                             OR PRINCIPAL OCCUPATION              DIRECTOR FROM
---------------------------------  -----------------------------------------------  -------------
Nominees for director for one-year terms ending in 1998:
Robert V. Nagelhout..............  Chairman and Chief Executive Officer of Health
                                   Care microsystems, Inc. ("HCm"), a subsidiary
                                   of the Company                                        1996
Donald J. Staffa.................  Senior Vice President of the Company                  1996
Nominees for director for two-year terms ending in 1999:
Paul J. Kerz.....................  Chairman, President and Chief Executive Officer
                                   of the Company                                        1974
William W. Neal..................  Managing Principal of Piedmont Venture
                                   Partners, an investment firm                          1989
Ellen A. Rudnick.................  President and Chief Executive Officer of
                                   Pacific Biometrics, Inc., a biodiagnostics
                                   company                                                 --
Richard H. Stowe.................  General Partner of Welsh, Carson, Anderson &
                                   Stowe ("WCAS"), an investment firm                    1989
Directors continuing in office until 1998:
Russell L. Carson................  General Partner of WCAS                               1992
Galen D. Powers..................  Founder and President of Powers, Pyles, Sutter
                                   & Verville, P.C., a law firm                          1992

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company, including a new nominee for election as a director, as of January 15, 1997:

             NAME                                          POSITION
------------------------------  --------------------------------------------------------------
Paul J. Kerz..................  Chairman, President and Chief Executive Officer, and Director
Laurence B. Simon.............  Senior Vice President and Secretary
Donald J. Staffa..............  Senior Vice President and Director
Phillip Siegel................  Vice President and Chief Financial Officer
Lewis D. Levetown.............  Vice President
Russell L. Carson.............  Director
Robert V. Nagelhout...........  Director
William W. Neal...............  Director
Galen D. Powers...............  Director
Ellen A. Rudnick..............  Nominee for Director
Richard H. Stowe..............  Director

     PAUL J. KERZ, 55, a founder of the Company, has been its Chairman, President and Chief Executive Officer, and a director since the Company's inception in 1974. From 1970 until 1973, he served as Senior Vice President of Finance and Chairman of the Management Review Committee of the New York City Health and Hospitals Corporation ("HHC"). Prior to 1970, Mr. Kerz served in various capacities in state and federal Bureaus of the Budget. Mr. Kerz is also a director of Health Information Services Corporation ("HISCo") and acts as Chairman of HISCo. In June of 1996, Mr. Kerz resigned as Chairman and director of HHL Financial Services, Inc. ("HHL"). See "Certain Transactions" for additional information regarding the Company's relationships with HISCo and HHL.

     LAURENCE B. SIMON, 50, a founder of the Company, has served as Senior Vice President of Development and Secretary of the Company since 1974. From 1972 until he joined the Company, Mr. Simon was a Program Analyst with HHC.

     DONALD J. STAFFA, 51, is the Company's Senior Vice President of Operations, a position he has held since October 1994. He serves as Chairman and Chief Executive Officer of Quality Medi-Cal Adjudication, Incorporated ("QMA"), a position he has held since QMA's acquisition by the Company in 1990. From 1989 through September 1994, he served as Vice President in charge of the Company's California operations, and from 1981 through 1988 served as Vice President of Operations of the Company in New York City. From 1979 to 1981, Mr. Staffa was the President of Western Bradford Trust Company, a division of Bradford National Corporation, which he joined in 1975. Mr. Staffa was appointed a director of the Company in November 1996.

     PHILLIP SIEGEL, 54, joined the Company in May 1996 as Vice President and Chief Financial Officer. Mr. Siegel had been an independent business consultant since 1993. He served as senior executive officer of Presidential Life Insurance Company from December 1989 until February 1993, most recently as Senior Vice President. During 1988, Mr. Siegel served as Chief Operating Officer and Chief Financial Officer of Sherwood Group and Sherwood Securities. From 1972 through 1987, Mr. Siegel served in various senior executive capacities for the American subsidiary of Reuters Limited, PLC, including as Vice President for Acquisitions, as Vice President and General Counsel, and as the senior financial officer. Mr. Siegel is a director of WestPoint Stevens, Inc. (and a member of its compensation committee and chairman of its audit committee).

     LEWIS D. LEVETOWN, 54, has been Vice President of Human Resources of the Company since 1988. From 1982 until he joined the Company, he was Senior Vice President of Human Resources for Automated Data Processing, Inc. ("ADP").

     RUSSELL L. CARSON, 53, has been a General Partner of WCAS since 1979. Prior to 1979, he was Chairman of Citicorp Venture Capital, Ltd. Mr. Carson is a director of Quorum Health Group, Inc., a company that owns hospitals and provides management and consulting services to third party hospital owners, Sterris Corporation, National Surgery Centers, Inc., American Oncology Resources, Inc., HISCo, and several other private companies. Mr. Carson resigned as a director of HHL in June 1996. Mr. Carson was elected a director of the Company in May 1992.

     ROBERT V. NAGELHOUT, 42, serves as Chairman and Chief Executive Officer of HCm, a position he has held since its acquisition by the Company in February 1995. Mr. Nagelhout was appointed a director of the Company in November 1996. Mr. Nagelhout co-founded HCm in 1983 and prior to that served as a consultant for Ernst & Whinney (now Ernst & Young).

     WILLIAM W. NEAL, 64, has been Managing Principal of Piedmont Venture Partners since July 1996. From 1989 through April 1996, he served as Chairman, President and Chief Executive Officer of Broadway and Seymour, Inc., a company that provides software and computer systems consulting services to the banking industry. Mr. Neal became a director of the Company in March 1989. From 1985 through July 1989, he was a Partner of WCAS. Mr. Neal was Senior Vice President of Marketing for ADP from 1984 to 1985 and a Group President of ADP from 1982 to 1984. He served as a director of ADP from 1982 until 1985.

     GALEN D. POWERS, 60, is the founder and President of Powers, Pyles, Sutter & Verville, P.C., a Washington, D.C. law firm specializing in healthcare and hospital law. Mr. Powers was the First Chief Counsel of the federal Health Care Finance Administration and has served as a director and President of the National Health Lawyers Association. He is the President of the National Association of Medicare Dependent Hospitals. Mr. Powers was elected a director of the Company in May 1992.

     ELLEN A. RUDNICK, 46, is a nominee for election as director of the Company at the Meeting. Since 1992, Ms. Rudnick has served as Chairman and Chief Executive Officer of two corporations: Pacific Biometrics, a publicly-held health care biodiagnostics company, and CEO Advisors, a privately-held consulting firm. From 1990 to 1992, she was President and Chief Executive Officer of Healthcare Knowledge Resources ("HKR"), a privately held health care information technology corporation, and subsequently served as President of HCIA, Inc. ("HCIA") following the acquisition of HKR by HCIA. From 1975 to 1990, Ms. Rudnick served in various positions at Baxter Health Care Corporation, including Corporate Vice President and President of its Management Services Division.

     RICHARD H. STOWE, 53, became a director of the Company in March 1989 and has been a General Partner of WCAS since 1979. Prior to 1979, he was a Vice President in the venture capital and corporate finance groups of New Court Securities Corporation (now Rothschild Inc.). Mr. Stowe is a director of EmCare Holdings Inc., a provider of physician services management in hospital emergency departments, Aurora Electronics, Inc., which provides computer parts for distribution services, HISCo, and several other private companies. Mr. Stowe resigned as director of HHL in June 1996.

DIRECTORS' FEES

     Directors do not receive any cash compensation for their services, but are reimbursed for expenses incurred in attending meetings. In addition, each non-employee director is granted options annually to purchase 1,500 shares of Common Stock under the Company's 1995 Non-Employee Director Stock Option Plan.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during Fiscal Year 1996. In addition, there were four actions taken by unanimous written consents. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors, and (b) the committees on which the director served.

     The committees of the Board of Directors consist of an Audit Committee and a Compensation Committee.

     AUDIT COMMITTEE. The Audit Committee recommends to the Board of Directors the annual appointment of independent certified public accountants with whom the committee reviews the audit fees, scope, and timing of the audit, the adequacy of internal controls, and any other services rendered. The Audit Committee is comprised of Messrs. Powers and Stowe and held three meetings during fiscal year 1996.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and recommends the compensation and bonuses of the executives of the Company. The Compensation Committee also administers the Company's (i) Stock Option and Restricted Stock Purchase Plan, (ii) the Employee Stock Purchase Plan, and (iii) the 1995 Non-Employee Director Stock Option Plan. The Compensation Committee is comprised of Messrs. Neal and Stowe and held two meetings during fiscal year 1996.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules issued thereunder, the Company's executive officers and directors are required to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required, the Company believes that, during 1996, all of its executive officers and directors complied with the requirements of Section 16(a), except that Robert M. Holster, a former director of the Company, did not timely file a Form 4 for the month of November 1995 with respect of the sale of 20,790 shares of the Company's Common Stock held by HHL of which Mr. Holster is President and Chief Executive Officer. William W. Neal, a director of the Company, did not timely file a Form 4 for the month of April 1996 with respect to the sale of 11,790 shares of the Company's Common Stock held in his spouse's trust account of which Mr. Neal disclaims beneficial ownership. Also, Scott A. Remley, a former Vice President and Chief Financial Officer of the Company, did not timely file a Form 4 for the month of April 1996 with respect to the same day sale of 15,438 shares of the Company's stock acquired through a stock option exercise.

     ADDITIONAL INFORMATION REGARDING COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS IS PROVIDED ON PAGES 8 THROUGH 14 OF THIS PROXY STATEMENT.

2.  RATIFICATION OF THE SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, in accordance with the recommendation of the Audit Committee of the Company's Board of Directors, has selected, subject to ratification by the shareholders, KPMG Peat Marwick

LLP, independent certified public accountants, to audit the consolidated financial statements of the Company and its subsidiaries for 1997. KPMG Peat Marwick LLP has audited the Company's financial statements since 1981.

     The Company expects representatives of KPMG Peat Marwick LLP to attend the Meeting, to be available to respond to appropriate questions from shareholders, and to have the opportunity to make a statement if so desired.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1997.

                             ADDITIONAL INFORMATION

STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of January 15, 1997, by (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each executive officer identified in the Summary Compensation Table below, (c) each director and nominee for director, and (d) all executive officers and directors as a group. Except as otherwise noted, the named shareholder had sole voting and investment power with respect to such securities.

                                                                          AMOUNT      PERCENTAGE
                                                                        ----------    ----------
The Kaufman Fund
  140 East 45 Street
  New York, N.Y. 10017................................................   1,125,000        6.4%
Paul J. Kerz (a)......................................................   1,140,716        6.5%
Laurence B. Simon (b).................................................     664,377        3.8%
Donald J. Staffa (c)..................................................     244,218        1.4%
Phillip Siegel (d)....................................................       7,178          *
Lewis D. Levetown (e).................................................      61,141          *
Russell L. Carson (f).................................................     204,792        1.2%
Robert V. Nagelhout (g)...............................................     609,948        3.5%
William W. Neal (h)...................................................      13,920          *
Galen D. Powers (i)...................................................      10,309          *
Ellen A. Rudnick......................................................           0          *
Richard H. Stowe (j)..................................................      57,811          *
All executive officers and directors as a group
  (eleven persons) (k)................................................   3,014,410       17.1%

---------------
 *  denotes percentage of ownership is less than 1%

(a) Includes (i) 89,828 shares of Common Stock owned by members of the family of Mr. Kerz or trusts for the benefit of such family members, as to which Mr. Kerz disclaims beneficial ownership, (ii) 50,353 shares of Common Stock owned by the Company's Employees' Profit Sharing Trust Plan (the "Profit Sharing Plan"), of which Mr. Kerz serves as trustee and as to which Mr. Kerz disclaims beneficial ownership, and (iii) outstanding options to purchase 273,865 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 1997.

(b) Includes (i) 13,860 shares of Common Stock owned by members of the family of Mr. Simon or trusts for the benefit of such family members, as to which Mr. Simon disclaims beneficial ownership, (ii) 50,353 shares of Common Stock owned by the Profit Sharing Plan, of which Mr. Simon serves as trustee and as to which Mr. Simon disclaims beneficial ownership, and (iii) outstanding options to purchase 145,368 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 1997.

(c) Includes outstanding options to purchase 131,501 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 1997.

(d) Includes outstanding options to purchase 2,188 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 1997.

(e) Includes outstanding options to purchase 10,405 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 1997.

(f) Includes 700 shares of Common Stock owned by members of the family of Mr. Carson, as to which Mr. Carson disclaims beneficial ownership. Also includes outstanding options to purchase 1,499 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 1997.

(g) Includes 22,304 shares of Common Stock owned by members of the family of Mr. Nagelhout or trusts for the benefit of such family members, as to which Mr. Nagelhout disclaims beneficial ownership. Also includes outstanding options to purchase 9,766 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 1997.

(h) Includes outstanding options to purchase 9,478 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 1997.

(i) Includes 237 shares of Common Stock owned by members of the family of Mr. Powers, as to which Mr. Powers disclaims beneficial ownership. Also includes outstanding options to purchase 10,072 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 1997.

(j) Includes outstanding options to purchase 1,499 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 1997.

(k) Includes outstanding options to purchase 595,641 shares of Common Stock that are currently exercisable or will become exercisable before March 31, 1997.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years ended October 31, 1996 awarded to or earned by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company.

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                          ------------
                                                               ANNUAL COMPENSATION           STOCK
                                                 FISCAL   -----------------------------     OPTIONS
          NAME AND PRINCIPAL POSITION            YEARS     SALARY     BONUS    OTHER(a)    AWARDED(b)
-----------------------------------------------  ------   --------   -------   --------   ------------
Paul J. Kerz...................................   1996    $414,000   $65,500   $ 14,943           0
  Chairman, President and                         1995     414,000    85,600     17,317      75,001
  Chief Executive Officer                         1994     372,000    80,000     16,485      81,001

Laurence B. Simon..............................   1996     350,500    58,000     14,943           0
  Senior Vice President and                       1995     350,500    50,000     17,317      60,001
  Secretary                                       1994     316,500    50,000     16,485      64,126

Donald J. Staffa...............................   1996     268,000    56,500     14,943      18,750
  Senior Vice President                           1995     268,000    50,000     17,317      45,001
                                                  1994     238,667    50,000     16,492      50,625

Phillip Siegel(c)..............................   1996     150,000    25,000          0      53,000
  Vice President and Chief                        1995          --        --         --          --
  Financial Officer                               1994          --        --         --          --

Lewis D. Levetown..............................   1996     195,000    25,000     14,151       5,250
  Vice President                                  1995     195,000    32,500     15,955       6,375
                                                  1994     175,000    42,500     16,297      12,375

---------------
(a) Includes matching contributions under the Company's (i) 401(k), (ii) Profit Sharing, and (iii) Executive Deferred Compensation Plans.

(b) The fiscal year 1996 stock option awards were actually granted in the beginning of fiscal year 1997, having a grant date of November 19, 1996 and an exercise price per share of $15.31. Messrs. Kerz and Simon elected not to receive option awards for fiscal year 1996.

(c) Mr. Siegel's salary is for six months; his annual salary is $250,000. Also, 25,000 of the 53,000 stock options, which were granted on May 6, 1996, were subsequently canceled effective September 4, 1996.

STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

     Executive officers may participate in the Company's Stock Option and Restricted Stock Purchase Plan. The following table sets forth selected option grant information for the fiscal year ended October 31, 1996 awarded with respect to options to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF STOCK
                                                  % OF TOTAL                                    PRICE APPRECIATION
                        TYPE OF      NUMBER        OPTIONS       EXERCISE                         FOR OPTION TERM
                        OPTION     OF OPTIONS     GRANTED TO     PRICE PER    EXPIRATION    ---------------------------
         NAME           GRANTED     GRANTED      EMPLOYEES(a)      SHARE         DATE       0%      5%(b)       10%(b)
----------------------- -------    ----------    ------------    ---------    ----------    ---    --------    --------
Paul J. Kerz...........    --             0            n/a            n/a           n/a     $0     $      0    $      0
Laurence B. Simon......    --             0            n/a            n/a           n/a      0            0           0
Donald J. Staffa.......    --             0            n/a            n/a           n/a      0            0           0
Phillip Siegel(c)......   ISO        15,216         11.72%        $ 28.13      05/06/06      0      269,183     682,163
                           NQ         9,784          7.54%        $ 28.13      05/06/06      0      173,087     438,636
Lewis D. Levetown......    --             0            n/a            n/a           n/a      0            0           0

---------------
(a) Represents individual option grant as a percentage of total options issued in fiscal year 1996.

(b) The hypothetical potential appreciation shown in these columns reflects the required calculations at compounded annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore are not intended to represent either historical appreciation or anticipated future price appreciation of the Company's Common Stock.

(c) Mr. Siegel's total 25,000 stock options were subsequently canceled effective September 4, 1996.

     The following table sets forth selected stock option exercise information as of October 31, 1996 and for the year then ended related to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company.

  STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END STOCK OPTION
                                     VALUES

                                                                                           VALUE OF UNEXERCISED OPTIONS
                                                              NUMBER OF UNEXERCISED                 AT FISCAL
                                SHARES                      OPTIONS AT FISCAL YEAR END             YEAR-END(a)
                              ACQUIRED ON      VALUE       ----------------------------    ----------------------------
            NAME               EXERCISE       REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------- -----------    ----------    -----------    -------------    -----------    -------------
Paul J. Kerz.................   113,983      $1,930,238      273,865          15,654       $ 3,432,866      $ 160,051
Laurence B. Simon............   200,020       4,967,814      145,368          15,654         1,818,569        160,051
Donald J. Staffa.............    30,000         613,577      119,281          15,654         1,323,529        160,051
Phillip Siegel...............         0               0            0               0                 0              0
Lewis D. Levetown............    14,624         312,684        9,094           6,282            99,141         57,570

---------------
(a) Value of unexercised "in-the-money" options is determined by multiplying the number of shares subject to such options by the difference between the exercise price per share and $23.00, the average of the high and low price per share on the Nasdaq National Market System on October 31, 1996.

     The following table sets forth selected information regarding the Company's Employee Stock Purchase Plan as of January 15, 1997.

                                                                    EMPLOYEE STOCK PURCHASE PLAN
                                                                ------------------------------------
                                                                NUMBER OF SHARES     VALUE OF SHARES
                 NAME OF INDIVIDUAL OR GROUP                      PURCHASED(a)        PURCHASED(b)
--------------------------------------------------------------  ----------------     ---------------
Paul J. Kerz (c)..............................................            --           $        --
Laurence B. Simon.............................................         7,682                47,662
Donald J. Staffa..............................................         7,682                47,662
Phillip Siegel................................................           990                  (998)
Lewis D. Levetown.............................................         7,682                47,662
Robert V. Nagelhout...........................................         2,691                  (679)
All current executive officers as a group.....................        26,727               141,310
All employees, other than executive officers as a group.......       431,826             1,874,804

---------------
(a) Represents the cumulative number of shares of the Company's Common Stock purchased by employee.

(b) Calculated as the difference between the purchase price per share paid by employees and $14.50, the closing price of the Company's Common Stock on Nasdaq National Market System on January 15, 1997, multiplied by the cumulative number of shares purchased by the employees. Amounts in parentheses indicate the market value at January 15, 1997 exceeded the purchase price.

(c) Mr. Kerz is not eligible to participate in this Plan because his ownership of the Company's outstanding Common Stock exceeds 5%.

PROFIT SHARING PLAN

     Since 1974, the Company has maintained a discretionary Profit Sharing Plan in which all its employees are eligible to participate after one year of service. Contributions by the Company to the plan are discretionary in the judgment of the Board of Directors. The interest of each employee under the Plan vests ratably over a seven-year period with vesting commencing in the third year of participation under the Plan. Contributions to the Plan are allocated among participants based on their relative compensation levels. For the years ended October 31, 1996, 1995, and 1994, Profit Sharing Plan expense for all employees was $944,000, $800,000, and $582,000, respectively. The 1996 contribution has not yet been allocated to the individual accounts of participants by the independent participant recordkeeper. For the year ended October 31, 1995, $9,631 was contributed on behalf of each of Messrs. Kerz, Simon, Staffa, and Levetown.

401(k) PLAN

     As of January 1, 1992, the Company adopted an Employee Savings Plan under
Section 401(k) of the Code which permits an employee to contribute a portion of such employee's compensation, subject to certain limitations. An employee is eligible to participate in the Plan after the completion of six months of service and may commence participation on the next entry date, either 1 January or 1 July. In its discretion, the Company may make an annual contribution to the Plan for the benefit of participating employees. The interest of each employee in the Company's contributions vests ratably over five years with vesting commencing after the completion of a second year of service. For the years ended October 31, 1996, 1995, and 1994, 401(k) Plan expense was $611,000, $543,000, and $368,000, respectively. For the year ended October 31, 1996, $3,325 was contributed on behalf of Messrs. Kerz, Simon, Staffa, and Levetown.

EMPLOYEE STOCK PURCHASE PLAN

     On May 28, 1993, the Board of Directors adopted the Health Management Systems, Inc. Employee Stock Purchase Plan (the "ESPP"), which was subsequently approved by the shareholders at the Annual Meeting of Shareholders held on February 28, 1994. The Company has reserved for issuance 1,125,000 shares of common stock pursuant to the ESPP, which is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code"). The plan provides that all full-time employees of the Company and its subsidiaries may elect to participate in the ESPP without regard to length of service if their customary employment is a minimum of 20 hours per week.

     For the fiscal years ended October 31, 1996 and 1995, the Company sold 163,085 and 141,744 shares of common stock pursuant to the ESPP, respectively, for aggregate consideration of $2,332,000 and $1,203,000.

STOCK OPTION PLAN AND RESTRICTED STOCK PURCHASE PLAN

     Effective May 31, 1989, the Company adopted the Health Management Systems, Inc. Stock Option and Restricted Stock Purchase Plan (the "Plan") under which:
(a) options can be granted to purchase shares of the Company's common stock at an exercise price equal to (incentive stock options) or less than (non-qualified stock options) the estimated fair market value of the Company's common stock, or
(b) rights can be granted in the form of an award to purchase shares of the Company's common stock at a price equal to, more than or less than the estimated fair market value of the Company's common stock. Subsequent amendments to the Plan, which have been approved by shareholders, have increased the number of shares allowed to be issued under the Plan to 6,750,000 shares.

     The stock options become exercisable on various dates through December 1999 and expire at various dates through April 2006. As of October 31, 1996, no stock appreciation rights or stock purchase awards had been granted. The fiscal year 1996 stock option awards, totaling 421,000 shares of common stock and normally granted during the fiscal year, were granted in November 1996.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     The Company's 1995 Non-Employee Director Stock Option Plan (the "NEDP") was adopted by the Board of Directors on November 30, 1994, which action was subsequently approved by shareholders at the Annual Meeting of Shareholders held on March 7, 1995. The purpose of the NEDP is to provide compensation in the form of equity participation in the Company, in consideration of the services provided by directors not employed by the Company. Under the NEDP, a grant of options to purchase 1,500 share of common stock is made to each non-employee director during the fourth fiscal quarter of each fiscal year. The exercise price of options issued under the NEDP is the fair market value of the common stock as the date of grant. The 1996 option grants were priced at $23.00 per share. Options granted under the NEDP have a term of ten years, with 25% of the options exercisable immediately upon grant and an additional 25% exercisable at the end of each of the three subsequent fiscal years. The NEDP is administered by the Compensation Committee of the Company's Board of Directors.

EXECUTIVE DEFERRED COMPENSATION PLAN

     As of November 1, 1994, the Company adopted an unfunded Executive Deferred Compensation Plan ("Executive Plan") for a selected group of management or other highly compensated employees, defined as employees who receive at least $150,000 in total compensation in a fiscal year. The purpose of the Executive Plan is (i) to provide certain key executive employees of the Company with benefits to replace the benefits to which they would be entitled under the Health Management Systems, Inc. Profit Sharing Plan but for the application of various limitations on contributions including the limitation under Section 401(a)(17) of the Code, and (ii) to provide the ability to replace the benefits currently available under the Company's Profit Sharing and 401(k) Plans that may be limited because of any other future changes in the Code or other applicable laws. For the fiscal years ended October 31, 1996 and 1995, the Executive Plan expense was $12,000 and $15,000, respectively. For the fiscal year ended October 31, 1996, $1,987 was contributed on behalf of Messrs. Kerz, Simon, and Staffa, and $1,195 was contributed on behalf of Mr. Levetown.

     Notwithstanding contrary statements set forth in any of the Company's previous filings under the Securities Act of 1933 (the "Securities Act") or the Exchange Act that might incorporate future filings, including this proxy statement, the Compensation Committee report, and the performance graph set forth below shall not be incorporated by reference into such future filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In 1997, the Company's executive compensation program will reflect the following executive compensation philosophy, which was developed and is being updated by the Compensation Committee of the Board of Directors:

     The Company's mission is to be a significant provider of quality services and software in the markets it serves. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to the shareholders, the Company must compete for, attract, develop, motivate, and retain top quality executive talent at the corporate office and operating business units of the Company during periods of both favorable and unfavorable business conditions.

     The Company's executive compensation program is a critical management tool in achieving this goal. 'Pay for performance' is the underlying philosophy for the Company's executive compensation program. Consistent with this philosophy, the program has been carefully conceived and will be independently administered by the Compensation Committee ("Committee") of the Board of Directors which will meet regularly during the year and is comprised entirely of independent non-employee directors. The program is designed to link executive pay to corporate performance, including share price, recognizing that there is not always a direct and short-term correlation between executive performance and share price.

     The program is designed and administered to:
- provide annual and longer term incentives that help focus each executive's attention on approved corporate business goals the attainment of which, in the judgment of the Committee, should increase long-term shareholder value;
- reward individual and team achievements that contribute to the attainment of the Company's business goals; and
- provide a balance of total compensation opportunities, including salary, bonus, and longer term cash and equity incentives, that are competitive with similarly situated companies and reflective of the Company's performance.

     In seeking to link executive pay to corporate performance, the Committee believes that the most appropriate measure of corporate performance is the increase in long-term shareholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share, and return on shareholders' equity. The Committee may also consider qualitative corporate and individual factors which it believes bear on increasing the long-term value of the Company to its shareholders. These include: (i) the development of competitive advantages; (ii) the ability to deal effectively with the growing complexity of the Company's businesses; (iii) success in developing business strategies, managing costs and improving the quality of the Company's products and services as well as customer satisfaction; and (iv) the general performance of individual job responsibilities.

     The Company's executive compensation program consists of: (i) a base salary; (ii) an annual bonus; and (iii) long-term incentive represented by stock options.

COMPENSATION OF EXECUTIVE OFFICERS

     Salary. In determining the amount of compensation to be paid to the executive officers of the Company, the Committee adheres to long established compensation policies of the Company pursuant to which executive compensation is determined. Base salary determinants include the prevailing rate of compensation for positions of like responsibility in the particular geographic area, the level of the executive's compensation in relation to other executives of the Company with the same, more, or less responsibilities, and the tenure of the individual. To ensure both competitiveness and appropriateness of base salaries, the Company retains professional consultants on a periodic basis to update the job classification and pay scale structure pursuant to which individual executives (and the remainder of the Company's employees) are classified and the pay ranges with which their jobs are associated.

     Stock Options. The longer-term component of the Company's executive compensation program consists of stock options. The options generally permit the option holder to buy the number of shares of the underlying Common Stock (an "option exercise") at a price equal to or greater than the market price of the stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the life of option. Generally a portion of the options vest over a period of time and expire no later than ten years after grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Determination of the Company's compensation of its Chief Executive Officer and founder takes into account the factors described above as pertinent to the remainder of the Company's executives and employees, while also taking into consideration the proprietary nature of the Company's business and efforts expended in connection with development of the Company's strategy and product development activities.

                                          COMPENSATION COMMITTEE

                                          Richard H. Stowe
                                          William W. Neal

SHAREHOLDER RETURN PERFORMANCE GRAPHS

     The graph presented below provides a comparison between the cumulative total shareholder return (assuming the reinvestment of dividends) on the Company's Common Stock since the initial public offering on December 17, 1992 and the Nasdaq U.S. companies index, the Nasdaq computer and data processing service companies index, and the Nasdaq health service companies index, over the same period. The graph assumes the investment of $100 in the Company's Common Stock and each of the indices.

      Measurement Period
    (Fiscal Year Covered)            HMSY         NASDAQ COMP      NASDAQ HC      NADSAQ INFO
Dec-92                                  100.00          100.00          100.00          100.00
Oct-93                                  141.67          118.27          101.91          109.59
Oct-94                                  189.17          118.90          129.47          131.88
Oct-95                                  320.00          160.15          133.28          201.30
Oct-96                                  352.50          188.96          152.72          233.83

CERTAIN TRANSACTIONS

HHL FINANCIAL SERVICES, INC.

     Effective January 31, 1992, the Company entered into a management and data processing services agreement ("Management Agreement") with HHL. Under the Management Agreement, the Company provides HHL with executive management, data processing, and technical support services through June 30, 1996, subject to certain termination and renewal provisions.

     Effective July 1, 1993, the Management Agreement was amended ("Outsourcing Amendment") to include the Company's provision of comprehensive data processing and information management services to HHL. The five-year term of the Outsourcing Amendment called for fixed annual fees that range from $6,700,000 to $9,500,000 subject to upward adjustment in the event of material changes in the scope of service and/or growth in HHL revenue in excess of 7% annually.

     On August 21, 1996, the Company announced a one-time charge and revenue reversal pertaining to its relationship with HHL, which was in default of the Outsourcing Amendment. The Company's one-time charge related to (i) the full reservation of prior period accounts receivable of $2,881,000, (ii) accrual of net costs to be incurred in excess of anticipated revenue relating to the Company's continued contractual obligation with HHL of $3,823,000, and (iii) the write-off of its investment in HHL of $927,000, resulting in a total one-time charge of $7,631,000. Additionally, revenue of $2,180,000 earned and initially recorded in the third quarter was reversed. The result of the total write-off and revenue reversal recognized in the third quarter of $9,811,000 translates to an after-tax impact of $5,838,000, or $0.32 per share to fiscal year 1996.

     On October 29, 1996 the Company entered into an agreement with HHL and HHL's primary financial creditor providing for mutual general releases and the cessation of all claims. The Company also settled its liabilities due to HHL of $1,950,000 for a payment of $870,000 resulting in the reversal of $1,080,000 in liabilities as an offset to other operating expenses. In addition, the Company has agreed to provide, for a period of up to 18 months, a reduced level of services to HHL in exchange for payment in advance. During this 18 month period, HHL has the right to lower the level of services requested and, therefore, lower the amount paid in advance. Also, HHL has the right to cancel the service completely on 30 days prior written notice.

     As of October 31, 1996, the Company has incurred and offset $165,000 in net expenses for its contractual obligations with HHL. The remaining accrual at October 31, 1996 was $3,658,000 for probable future net cash expenditures related to the Company's continuing contractual obligations with HHL. The Company anticipates that substantially all amounts accrued as of October 31, 1996 will be paid out or otherwise satisfied by the end of fiscal year 1997.

     During the years ended October 31, 1996, 1995, and 1994, the Company received approximately $5,446,000, $8,877,000, and $9,548,000 in fees from HHL related to these agreements, and, in connection with jointly executed client projects, HHL has charged the Company expenses for services totaling $1,557,000, $1,337,000, and $1,091,000, in 1996, 1995, and 1994, respectively.

RELATIONSHIP WITH HEALTH INFORMATION SYSTEMS CORPORATION

     To finance additional proposed acquisitions, effective October 31, 1995, the Company and HISCo entered into a subscription agreement (the "Subscription Agreement"). The Subscription Agreement contemplated that, for a period of three years commencing on October 31, 1995, HISCo may require the Company to purchase, on a pro rata basis, up to an aggregate additional 4,136,700 shares of HISCo common stock ("Additional Shares") for a per share purchase price of $10.00, or an aggregate purchase price of

$41,367,000. With respect to each acquisition, the Subscription Agreement requires HISCo to deliver written notice to the Company specifying, among other information, the terms of the proposed acquisition and the aggregate number of Additional Shares that HISCo proposes to sell to the Company. The Company cannot decline to purchase its respective pro rata portions of Additional Shares.

     The Company and HISCo entered into an agreement, dated as of October 31, 1995 (the "HISCo Agreement"), pursuant to which the Company will provide HISCo with certain services ("Basic Services"), including executive, acquisition support, and corporate support services. For these Basic Services, the Company is entitled to receive a fee, payable monthly, calculated at the Company's then current standard hourly rates established for internal allocations plus 20%. The Company, in addition, may provide to subsidiaries ("Subsidiaries") of HISCo, and such Subsidiaries may provide to the Company, additional services on such terms as the parties may mutually agree. The term of the HISCo Agreement continues until the later of (i) June 30, 2000 or (ii) the expiration of any outstanding work order related to additional services. The Company believes that the terms of the HISCo Agreement are fair and reasonable and are no less favorable to the Company than those that could have been obtained with respect to comparable engagements with independent third parties. In fiscal year 1996 and 1995, the Company received approximately $161,000 and $545,000 in fees from HISCo for services provided pursuant to the HISCo Agreement. In fiscal year 1996, HISCO received approximately $569,000 in fees for software development services provided the Company pursuant to the HISCo Agreement. These software development fees were expensed by the Company.

     The Company's total revenue from related parties was $5,607,000, $9,422,000 and $9,901,000 in 1996, 1995, and 1994, respectively.

OTHER RELATIONSHIPS

     The Company occasionally transacts business with companies for which members of its Board of Directors serve as executive officers and/or directors. In 1996, none of these transactions was individually significant or reportable.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented at the Meeting other than as set forth herein. If other matters properly come before the Meeting, the persons named as proxies will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's 1998 annual meeting of shareholders must be received by the Secretary, Health Management Systems, Inc., 401 Park Avenue South, New York, New York 10016, no later than October 3, 1997 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting.

ANNUAL REPORT

     The Company's 1996 Annual Report is concurrently being mailed to shareholders. The Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of KPMG Peat Marwick LLP, independent certified public accountants.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Laurence B. Simon
                                          Secretary

Dated: January 30, 1997

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

1.  ELECTION OF DIRECTORS

        For all nominees              WITHHOLD
       listed to the right            AUTHORITY
        (except as marked       to vote for all nominees
        to the Company)           listed to the right

            / /                          / /


NOMINEES: Paul J. Kerz, Robert V. Nagelhout, William W. Neal, Ellen A. Rudnick, Donald J. Staffa, Richard H. Stowe

-------------------------------------------------
FOR, except for the following nominee(s)


2. Ratification of the selection of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ended October 31, 1997.

        FOR                     AGAINST                 ABSTAIN
        / /                       / /                     / /

3. TO TRANSACT such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS (1) AND (2) ABOVE, IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.



Signature__________________________Signature_________________________Date_______

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give the title as such.
-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                                           ANNUAL
[HEALTH MANAGEMENT SYSTEMS, INC. LOGO]     MEETING OF
                                           SHAREHOLDERS
                                           MARCH 4, 1997, 11:00 a.m.
                                           401 PARK AVENUE SOUTH
                                           NEW YORK, NEW YORK 10016

                        HEALTH MANAGEMENT SYSTEMS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned appoints Paul J. Kerz and Laurence B. Simon and any one of them, as proxies, to vote all shares of Common Stock of Health Management Systems, Inc. (the "Company") held of record by the undersigned as of January 15, 1997, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of the Company to be held at 401 Park Avenue South, New York, New York, 10016 on Tuesday, March 4, 1997, at 11:00 A.M. and any adjournments thereof, upon the following matters:

                                     (OVER)


                           [] FOLD AND DETACH HERE []